Exhibit 99.1

Apogee Enterprises, Inc.

4400 West 78th Street, Suite 520

Minneapolis, MN 55435

October 10, 2019

VIA EMAIL

Engaged Capital, LLC

610 Newport Center Drive, Suite 250

Newport Beach, CA 92660

Attention: Glenn W. Welling

Email: glenn@engagedcapital.com

Re:	Notice Deadline for Nomination of Engaged Capital Director Candidates

Dear Mr. Welling:

On behalf of Apogee Enterprises, Inc. (the “Company”), I am writing with respect to the notice deadline for the nomination of director candidates for election to the Company’s Board of Directors (the “Board”) at the Company’s 2019 annual meeting of shareholders (the “2019 Annual Meeting”).

Pursuant to the Confidentiality Agreement between the Company and Engaged Capital, LLC and certain of its undersigned affiliates (collectively, “Engaged Capital”), dated as of February 8, 2019, as amended on August 5, 2019 and September 12, 2019, the Company considers any notice from Engaged Capital pursuant to Section 1.09 of the Company’s Amended and Restated By-laws (the “By-laws”) with respect to the 2019 Annual Meeting timely if such notice is received by the Company by 5:30 pm New York City time on October 14, 2019 (the “Nomination Deadline”).

The Board has granted a limited waiver from the Nomination Deadline as it applies specifically and only to Engaged Capital (the “Waiver”). Pursuant to the Waiver, to be timely, any notice of director nominations by Engaged Capital for the 2019 Annual Meeting must be received via e-mail by the Company or its outside legal counsel no later than 11:59 pm New York City time on November 3, 2019 (the “Extended Notice Deadline”). The Waiver does not apply to proposals for any other business that Engaged Capital may wish to propose for consideration at the 2019 Annual Meeting.

The Waiver is conditioned on Engaged Capital (and its affiliates and associates) not, without the Company’s prior written consent, (i) submitting any notice of director nominations or other proposals, (ii) making any filings with the SEC other than a Schedule 13D amendment disclosing the fact that the Waiver has been granted and attaching a copy of this letter agreement as an exhibit thereto, (iii) issuing any press release or making any other public statement or (iv) directing others to take any of the actions listed in the foregoing clauses (i) through (iii), in each case with respect to the Company and prior to the final day of the Extended Notice Deadline. For the avoidance of doubt, any notice of director nominations from Engaged Capital must otherwise conform to the requirements set forth in the By-laws and comply with applicable law.

The Company further agrees not to file any proxy materials in connection with the 2019 Annual Meeting prior to the Extended Notice Deadline without Engaged Capital’s prior written consent, provided that Engaged Capital has not taken any of the actions described in clauses (i) through (iv) of the preceding paragraph.

We request that you accept the Waiver by executing and returning this letter to us by 5:30 pm New York City time on October 11, 2019. If you do not accept the Waiver by that time, the Waiver will expire and have no effect. If timely accepted by Engaged Capital, the Waiver will be legally binding on the Company and Engaged Capital, effective as of the date hereof, and fully enforceable by the parties hereto.

(Signature Page Follows)

Very truly yours,

/s/ Patricia A. Beithon
Patricia A. Beithon
General Counsel and Secretary

ACCEPTED:

Engaged Capital Flagship Master Fund, LP

By:	Engaged Capital, LLC General Partner

By:	/s/ Glenn W. Welling
	Name:	Glenn W. Welling
	Title:	Founder and Chief Investment Officer

Engaged Capital Co-Invest VIII, LP

By:	Engaged Capital, LLC General Partner

By:	/s/ Glenn W. Welling
	Name:	Glenn W. Welling
	Title:	Founder and Chief Investment Officer

Engaged Capital Flagship Fund, LP

By:	Engaged Capital, LLC General Partner

By:	/s/ Glenn W. Welling
	Name:	Glenn W. Welling
	Title:	Founder and Chief Investment Officer

Engaged Capital Flagship Fund, Ltd.

By:	/s/ Glenn W. Welling
	Name:	Glenn W. Welling
	Title:	Director

Engaged Capital, LLC

By:	/s/ Glenn W. Welling
	Name:	Glenn W. Welling
	Title:	Founder and Chief Investment Officer

Engaged Capital Holdings, LLC

By:	/s/ Glenn W. Welling
	Name:	Glenn W. Welling
	Title:	Sole Member

/s/ Glenn W. Welling
Glenn W. Welling